Exhibit 99

Ingredion Incorporated
5 Westbrook Corporate Center
Westchester, IL 60154

NEWS RELEASE

CONTACT:
Investors:  Heather Kos, 708-551-2592
Media:  Becca Hary, 708-551-2602

INGREDION INCORPORATED REPORTS SECOND QUARTER 2018 RESULTS

•                  Second quarter 2018 reported and adjusted EPS* were $1.57 and $1.66, down from second quarter 2017 reported and adjusted EPS of $1.78 and $1.89, respectively

•                  Year-to-date 2018 reported and adjusted EPS were $3.47 and $3.60, respectively, up from $3.46 of reported EPS and down from $3.77 of adjusted EPS in the year-ago period

•                  2018 adjusted EPS expected to be in the range of $7.50-$7.80

•                  During the second quarter, the Company repurchased 1.25 million shares

WESTCHESTER, Ill., August 2, 2018 - Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to diversified industries, today reported results for the second quarter 2018. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2018 and 2017, include items that are excluded from the non-GAAP financial measures that the Company presents.

“We continue to position Ingredion for long-term growth as a more agile company and are taking swift actions across our business in response to increasing inflationary pressures and current production imbalances in North America. We are moving aggressively to improve our cost structure, optimize our network capacity and drive operational execution,” said Jim Zallie, Ingredion’s president and chief executive officer. “Among these actions is the establishment of our $125 million Cost Smart program to deliver savings through cost of sales, including freight, and SG&A reductions, starting in the second half of 2018. This includes the cessation of wet-milling and production of high fructose corn syrup and industrial starches at our Stockton, CA facility by the end of 2018.  In addition to our cost savings measures, we will be pursuing necessary pricing actions.  We remain focused on delivering our long-term earnings algorithm by growing our Specialties portfolio to $2 billion in sales by 2022, and strengthening our business model built on global reach, local touch, innovation and differentiated value propositions aligned with market trends.”

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income and adjusted effective income tax rate are non-GAAP financial measures.  See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this press release for a reconciliation of these non-GAAP financial measures to the most directly comparable U.S. GAAP measures.

Zallie concluded, “In addition to these actions, we remain committed to strategically deploying cash to increase shareholder value. During the second quarter, we returned capital to shareholders through the repurchase of 1.25 million shares.”

Diluted Earnings Per Share (EPS)

	2Q17	2Q18	YTD17	YTD18
Reported EPS	$1.78	$1.57	$3.46	$3.47
Acquisition/Integration Costs	$0.04	—	$0.09	—
Impairment/Restructuring Costs	$0.07	$0.07	$0.22	$0.11
U.S./Canada Tax Settlement	—	$0.02	—	$0.02
Adjusted EPS**	$1.89	$1.66	$3.77	$3.60

**Totals may not foot due to rounding

Estimated factors affecting change in reported and adjusted EPS

	2Q18	YTD18
Margin	(0.32)	(0.49)
Volume	0.13	0.19
Foreign exchange	(0.01)	—
Other income	0.01	0.01
Total operating items	(0.19)	(0.29)

Other non-operating income	—	(0.01)
Financing costs	(0.05)	—
Shares outstanding	0.01	0.01
Tax rate	(0.01)	0.11
Non-controlling interest	0.01	0.01
Total non-operating items	(0.04)	0.12
Total items affecting EPS	(0.23)	(0.17)

Financial Highlights

•                  At June 30, 2018, total debt and cash and short-term investments were $1.66 billion and $365 million, versus $1.86 billion and $604 million, respectively, at December 31, 2017. Cash and short-term investments reductions were primarily driven by the pay down of debt and share repurchases.

•                  During the second quarter of 2018, net financing costs were $25 million, or $5 million higher than the year-ago period, primarily driven by foreign-exchange losses.

•                  For the second quarter of 2018, reported and adjusted effective tax rates were 31.4 percent and 30.5 percent, compared to reported and adjusted effective tax rates of 30.4 percent and 29.9 percent, respectively, in the year-ago period. The higher rates were driven predominantly by the devaluation of the Mexican peso impacting the U.S. dollar-denominated balances in Mexico, partially offset by a reduced valuation allowance on the net deferred tax assets of a foreign subsidiary and U.S. tax reform.

•                  During the quarter, the Company repurchased 1.25 million shares of common stock in the open market totaling $141 million.

•                  Capital expenditures were $160 million for the first half of 2018, up $16 million from the year-ago period, driven by increased investments in growing specialty ingredients.

Cost Smart Progress

•                  On July 12, 2018, the Company announced a $125 million savings target for its Cost Smart program, designed to improve profitability, streamline its global business, and further enable specialty growth through go-to-market and innovation. The $125 million target includes anticipated savings of $75 million in cost of sales, including freight, and $50 million in SG&A by year-end 2021 to deliver increased value to shareholders.

•                  Implementation planning for this program is well underway. Anticipated savings impacting all regions and functions are expected to generate cost run-rate savings of $2 million to $4 million starting in late 2018, $22 million to $34 million cumulatively in 2019, building to $125 million by year-end 2021, before inflationary effects.

Business Review

Total Ingredion

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Second quarter	1,457	-21	46	14	1,496	3%
Year-to-date	2,910	-15	64	6	2,965	2%

Net Sales

•                  Second quarter and year-to-date net sales were up compared to the year-ago period. Core and specialty volume growth as well as favorable price/mix, primarily due to foreign exchange pricing pass through in South America, were partially offset by changes in foreign currency exchange rates.

Operating income

•                  Second quarter reported and adjusted operating income were $193 million and $201 million, respectively.  This was an eight percent and a nine percent decrease, respectively, compared to $210 million of reported operating income and $220 million of adjusted operating income in the second quarter of 2017. The decreases were largely attributable to North America with higher production and freight costs, as well as lower U.S./Canada sweetener demand. Additionally, higher tapioca costs in Asia-Pacific impacted the quarter. These decreases were partially offset by operating income growth in South America.

•                  Year-to-date 2018 reported and adjusted operating income were $390 million and $401 million, respectively. These were three percent and seven percent decreases, respectively, compared to $403 million of reported operating income and $430 million of adjusted operating income year-to-date 2017. The decreases were largely attributable to North America with higher production and freight costs, as well as lower U.S./Canada sweetener demand.  Additionally, higher tapioca costs in Asia-Pacific impacted the first-half results. These decreases were partially offset by operating income growth in South America and EMEA.

•                  Second quarter reported operating income was lower than adjusted operating income by $8 million.  Cost Smart employee-related severance and other costs were $6 million and finance transformation initiatives were $2 million.

•                  Year-to-date reported operating income was lower than adjusted operating income by $11 million. Cost Smart employee-related severance and other costs were $6 million and finance transformation initiatives were $4 million. Brazil leaf extraction was $1 million.

North America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Second quarter	905	4	13	-6	916	1%
Year-to-date	1,786	8	9	-13	1,790	—

Operating income

•                  Second quarter operating income was $150 million, a decrease of $30 million from a year ago.  The decrease was driven by higher production and freight costs and lower U.S./Canada sweetener and industrial starch demand.

•                  Year-to-date operating income was $293 million, a decrease of $45 million from a year ago. The decrease was largely driven by higher production and freight costs as well as lower U.S./Canada sweetener and industrial starch demand. Commodity pricing pressures were a factor to a smaller degree.

South America

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Second quarter	228	-33	18	19	232	2%
Year-to-date	483	-52	33	17	481	—

Operating income

•                  Second quarter and year-to-date operating incomes were $20 million and $46 million, increases of $16 million and $27 million, respectively, from a year ago. Volume growth, improved operational efficiencies, the lapping of the 2017 Argentina manufacturing optimization project and a modestly improving macroeconomic environment accounted for the increases.

Asia-Pacific

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Second quarter	187	9	2	3	201	7%
Year-to-date	366	22	5	2	395	8%

Operating income

•                  Second quarter and year-to-date operating incomes were $27 million and $50 million, down $3 million and $10 million, respectively, from a year ago. Foreign exchange improvement and specialty volume growth were more than offset by a lag in the pass through of higher tapioca costs.

Europe, Middle East, Africa (EMEA)

$ in millions	2017 Net sales	FX Impact	Volume	Price/mix	2018 Net sales	% change
Second quarter	137	-1	13	-2	147	7%
Year-to-date	275	7	17	—	299	9%

Operating income

•                  Second quarter operating income was $29 million, flat to a year ago. Specialty and core volume growth were offset by unfavorable foreign exchange and higher raw material costs in Pakistan.

•                  Year-to-date operating income was $60 million, up $3 million from a year ago. The increase was largely driven by specialty and core volume growth partially offset by higher raw material costs in Pakistan.

2018 Guidance

As previously announced, 2018 adjusted EPS is expected to be in the range of $7.50-$7.80 compared to adjusted EPS of $7.70 in 2017. This expectation excludes acquisition-related, integration and restructuring costs, as well as any potential impairment costs. The full-year guidance assumes, compared to last year: North America operating income down due to higher freight and production costs; Asia-Pacific operating income flat to down due to prolonged higher tapioca costs; South America and EMEA operating income up; an adjusted effective tax rate range of approximately 26.5-28.0 percent; and continued higher-value specialty ingredients growth.

Excluding one-time cash receipts from tax benefits, cash from operations in 2018 is expected to be in the range of $800 million to $850 million. Capital expenditures are anticipated to be between $330 million and $360 million, with the increase expected to result from additional U.S. based investments.

Conference Call and Webcast

Ingredion will conduct a conference call today at 9:00 a.m. Eastern Time (8:00 a.m. Central Time) to be hosted by Jim Zallie, president and chief executive officer, and James Gray, executive vice president and chief financial officer. The call will be webcast in real time and will include a visual presentation accessible through the Ingredion website at www.ingredion.com. The presentation will be available to download a few hours prior to the start of the call. A replay of the webcast will be available for a limited time at www.ingredion.com.

ABOUT THE COMPANY

Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries.  With annual net sales of nearly $6 billion, the company turns grains, fruits, vegetables and other plant materials into value-added ingredients and biomaterial solutions for the food, beverage, paper and corrugating, brewing and other industries. With 27 Ingredion Idea Labs® innovation centers around the world and more than 11,000 employees, the Company develops ingredient solutions to meet consumers’ evolving needs by making crackers crunchy, yogurt creamy, candy sweet, paper stronger, and adding fiber to nutrition bars.  For more information, visit ingredion.com.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among other things, any statements regarding the Company’s prospects or future financial condition, earnings, revenues, tax rates, capital expenditures, expenses or other financial items, any statements concerning the Company’s prospects or future operations, including management’s plans or strategies and objectives therefor and any assumptions, expectations or beliefs underlying the foregoing.

These statements can sometimes be identified by the use of forward looking words such as “may,” “will,” “should,” “anticipate,” “assume”, “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this release or referred to in this release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and are beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various factors, including the effects of global economic conditions, including, particularly, economic, currency and political conditions in South America and economic conditions in Europe, and their impact on our sales volumes and pricing of our products, our ability to collect our receivables from customers and our ability to raise funds at reasonable rates; fluctuations in worldwide markets for corn and other commodities, and the associated risks of hedging against such fluctuations; fluctuations in the markets and prices for our co-products, particularly corn oil; fluctuations in aggregate industry supply and market demand; the behavior of financial markets, including foreign currency fluctuations and fluctuations in interest and exchange rates; volatility and turmoil in the capital markets; the commercial and consumer credit environment; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products; future financial performance of major industries which we serve, including, without limitation, the food, beverage, paper and corrugated, and brewing industries; energy costs and availability, freight and shipping costs, and changes in regulatory controls regarding quotas; tariffs, duties, taxes and income tax rates; particularly recently enacted United States tax reform; operating difficulties; availability of raw materials, including potato starch, tapioca, gum arabic and the specific varieties of corn upon which some of our products are based; our ability to develop or acquire new products and services at rates or of qualities sufficient to meet expectations; energy issues in Pakistan; boiler reliability; our ability to effectively integrate and operate acquired businesses; our ability to achieve budgets and to realize expected synergies; our ability to achieve expected cost savings under our Cost Smart program; our ability to complete planned maintenance and investment projects successfully and on budget; labor disputes; genetic and biotechnology issues; changing consumption preferences including those relating to high fructose corn syrup; increased competitive and/or customer pressure in the corn-refining industry; and the outbreak or continuation of serious communicable disease or hostilities including acts of terrorism. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017 and subsequent reports on Forms 10-Q and 8-K

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(in millions, except per share amounts)	2018	2017	%	2018	2017	%
Net sales before shipping and handling costs (i)	$1,608	$1,558	3%	$3,189	$3,110	3%
Less: shipping and handling costs (i)	112	101		224	200
Net sales	1,496	1,457	3%	2,965	2,910	2%
Cost of sales	1,136	1,084		2,251	2,186
Gross profit	360	373	(3)%	714	724	(1)%

Operating expenses	161	158	2%	317	308	3%
Other income, net	(2)	(1)		(4)	(3)
Restructuring charge	8	6		11	16
Operating income	193	210	(8)%	390	403	(3)%
Financing costs, net	25	20		41	41
Other, non-operating income (ii)	(1)	(1)		(2)	(3)
Income before income taxes	169	191	(12)%	351	365	(4)%
Provision for income taxes	53	58		92	105
Net income	116	133	(13)%	259	260	0%
Less: Net income attributable to non-controlling interests	2	3		5	6
Net income attributable to Ingredion	$114	$130	(12)%	$254	$254	0%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	71.9	71.8		72.1	72.0
Diluted	72.8	73.2		73.2	73.4

Earnings per common share of Ingredion:
Basic	$1.59	$1.81	(12)%	$3.52	$3.53	0%
Diluted	$1.57	$1.78	(12)%	$3.47	$3.46	0%

Notes

(i) As a result of the Company’s adoption of ASC 606, the Company identified certain fulfillment costs which were included as a reduction in “Net sales before shipping and handling costs” which represent fulfillment activities rather than a discount to the transaction price.  The Company has elected to reclassify these costs on a retrospective basis, resulting in $16 million and $31 million reclassified from “Net sales before shipping and handling costs” to “Less: shipping and handling costs” for the three and six months ended June 30, 2017, respectively.  Reported net sales does not change as a result of this reclassification.

(ii) As a result of the Company’s adoption of the amendments to ASC 715, the Company was required to retrospectively present service costs separate from the other components of net periodic benefit costs.  The other components of net periodic benefit costs have been reclassified from Cost of sales and Operating expenses to Other, non-operating income.  The result is a reduction to Operating income and increase to Other, non-operating income of $1 million and $3 million for the three and six months ended June 30, 2017, respectively.

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	June 30, 2018	December 31, 2017
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$359	$595
Short-term investments	6	9
Accounts receivable – net	909	961
Inventories	866	823
Prepaid expenses	30	27
Total current assets	2,170	2,415

Property, plant and equipment – net	2,161	2,217
Goodwill	794	803
Other intangible assets – net	476	493
Deferred income tax assets	10	9
Other assets	137	143
Total assets	$5,748	$6,080

Liabilities and equity
Current liabilities
Short-term borrowings	$133	$120
Accounts payable and accrued liabilities	749	837
Total current liabilities	882	957

Non-current liabilities	247	227
Long-term debt	1,530	1,744
Deferred income tax liabilities	202	199
Share-based payments subject to redemption	31	36

Equity
Ingredion stockholders’ equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at June 30, 2018 and December 31, 2017	1	1
Additional paid-in capital	1,128	1,138
Less: Treasury stock (common stock; 6,791,995 and 5,815,904 shares at June 30, 2018 and December 31, 2017, respectively) at cost	(615)	(494)
Accumulated other comprehensive loss	(1,106)	(1,013)
Retained earnings	3,426	3,259
Total Ingredion stockholders’ equity	2,834	2,891
Non-controlling interests	22	26
Total equity	2,856	2,917

Total liabilities and equity	$5,748	$6,080

Ingredion Incorporated (“Ingredion”)

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	For the Six Months Ended June 30,
(in millions)	2018	2017

Cash provided by operating activities:
Net income	$259	$260
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107	103
Mechanical stores expense	29	28
Deferred income taxes	8	(2)
Charge for fair value mark-up of acquired inventory	—	9
Margin accounts	(4)	13
Changes in other trade working capital	(99)	(121)
Other	52	12
Cash provided by operating activities	352	302

Cash used for investing activities:
Capital expenditures and mechanical stores purchases, net of proceeds on disposals	(160)	(144)
Payments for acquisitions	—	(13)
Short-term investments	3	(8)
Other	2	—
Cash used for investing activities	(155)	(165)

Cash used for financing activities:
(Payments on) proceeds from borrowings, net	(188)	(7)
Repurchase of common stock	(141)	(133)
Issuances of common stock for share-based compensation, net of settlements	(3)	5
Dividends paid, including to non-controlling interests	(92)	(83)
Cash used for financing activities	(424)	(218)

Effect of foreign exchange rate changes on cash	(9)	10
Decrease in cash and cash equivalents	(236)	(71)
Cash and cash equivalents, beginning of period	595	512
Cash and cash equivalents, end of period	$359	$441

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, impairment and restructuring costs, and certain other special items. We use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies. A reconciliation of each non-GAAP historical financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Net Income and Diluted Earnings Per Share (“EPS”) to

Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2018		June 30, 2017		June 30, 2018		June 30, 2017
	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS	(in millions)	EPS

Net income attributable to Ingredion	$114	$1.57	$130	$1.78	$254	$3.47	$254	$3.46

Add back:

Acquisition/integration costs, net of income tax benefit of $1 million for the six months ended June 30, 2017 (i)	—	—	—	—	—	—	1	0.01

Restructuring charge, net of income tax benefit of $3 million and $3 million for the three and six months ended June 30, 2018, respectively, and $1 million and $ - million for the three and six months ended June 30, 2017, respectively (ii)	5	0.07	5	0.07	8	0.11	16	0.22

Charge for fair value mark-up of acquired inventory, net of income tax benefit of $1 million and $3 million for the three and six months ended June 30, 2017, respectively (iii)	—	—	3	0.04	—	—	6	0.08

Income tax settlement (iv)	2	0.02	—	—	2	0.02	—	—

Non-GAAP adjusted net income	$121	$1.66	$138	$1.89	$264	$3.60	$277	$3.77

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) The 2017 period includes costs related to the acquisition and integration of Penford Corporation, Kerr Concentrates, Inc., TIC Gums Incorporated, Shandong Huanong Specialty Corn Development Co., Ltd, and/or Sun Flour Industry Co, Ltd.

(ii) During the three and six months ended June 30, 2018, the Company recorded an $8 million and $11 million pre-tax restructuring charge, respectively. During the second quarter of 2018, the Company recorded $6 million of employee-related severance costs associated with its Cost Smart program and $2 million of costs associated with the Company’s finance transformation initiative. During the six months ended June 30, 2018, the $11 million net restructuring charges consisted of $6 million of costs associated with its Cost Smart program, $4 million of costs associated with the Company’s finance transformation initiative, and $1 million of other costs related to the abandonment of certain assets related to our leaf extraction process in Brazil.

During the three and six months ended June 30, 2017, the Company recorded a $6 million and $16 million pre-tax restructuring charge, respectively. During the second quarter of 2017, the Company recorded $6 million of employee-related severance and other costs associated with the restructuring in Argentina and $1 million in other restructuring costs related to the finance transformation initiative, offset by a $1 million reduction due to refinement of employee-related severance charges related to prior year restructuring activities.  During the six months ended June 30, 2017, the $16 million net restructuring charges consisted of $17 million of employee-related severance and other costs associated with the restructuring in Argentina and $1 million in other restructuring costs related to the finance transformation initiative, offset by a $2 million reduction in employee-related severance costs related to refinement of estimates for prior year restructuring activities.

(iii) The 2017 period includes the flow-through of costs associated with the sale of TIC Gums Incorporated inventory that was adjusted to fair value at the acquisition date in accordance with business combination accounting rules.

(iv) The Company had been pursuing relief from double taxation under the U.S. and Canadian tax treaty for the years 2004 through 2013.  During the fourth quarter of 2016, the Company recorded a net reserve of $24 million, including interest thereon, recorded as a $70 million liability and a $46 million benefit.  During the third quarter of 2017, an agreement was reached between the two countries for the specific issues being contested.   As a result of that final settlement, during the second quarter of 2018, the Company received a $34 million refund from the CRA and recorded $2 million of interest penalty through tax expense.

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, pre-tax)	2018	2017	2018	2017

Operating income	$193	$210	$390	$403

Add back:

Acquisition/integration costs (i)	—	—	—	2

Restructuring charge (ii)	8	6	11	16

Charge for fair value mark-up of acquired inventory (iii)	—	4	—	9

Non-GAAP adjusted operating income	$201	$220	$401	$430

For notes (i) through (iii) see notes (i) through (iii) included in the Reconciliation of GAAP

Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended June 30, 2018			Six Months Ended June 30, 2018
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$169	$53	31.4%	$351	$92	26.2%

Add back:

Restructuring charge (ii)	8	3		11	3

Income tax settlement (iv)	—	(2)		—	(2)

Adjusted Non-GAAP	$177	$54	30.5%	$362	$93	25.7%

	Three Months Ended June 30, 2017			Six Months Ended June 30, 2017
	Income before	Provision for	Effective Income	Income before	Provision for	Effective Income
(in millions)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)	Income Taxes (a)	Income Taxes (b)	Tax Rate (b / a)

As Reported	$191	$58	30.4%	$365	$105	28.8%

Add back:

Acquisition/integration costs (i)	—	—		2	1

Restructuring charge (ii)	6	1		16	—

Change in fair value mark-up of acquired inventory (iii)	4	1		9	3

Adjusted Non-GAAP	$201	$60	29.9%	$392	$109	27.8%

For notes (i) through (iv) see notes (i) through (iv) included in the Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS.

Ingredion Incorporated (“Ingredion”)

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
(in millions)	2018	2017	%	2018	2017	%
Net Sales
North America	$916	$905	1%	$1,790	$1,786	0%
South America	232	228	2%	481	483	0%
Asia Pacific	201	187	7%	395	366	8%
EMEA	147	137	7%	299	275	9%
Total	$1,496	$1,457	3%	$2,965	$2,910	2%

Operating Income
North America	$150	$180	(17)%	$293	$338	(13)%
South America	20	4	400%	46	19	142%
Asia Pacific	27	30	(10)%	50	60	(17)%
EMEA	29	29	0%	60	57	5%
Corporate	(25)	(23)	(9)%	(48)	(44)	(9)%
Sub-total	201	220	(9)%	401	430	(7)%
Acquisition/integration costs	—	—		—	(2)
Restructuring charge	(8)	(6)		(11)	(16)
Charge for fair value mark-up of acquired inventory	—	(4)		—	(9)
Total	$193	$210	(8)%	$390	$403	(3)%

II. Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of 2018 GAAP Diluted Earnings per Share (“EPS”)

to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)

(Unaudited)

	Expected EPS Range
	for Full Year 2018
	Low End	High End
GAAP EPS (a)	$6.61	$6.94

Add:

Restructuring charges (b)	0.89	0.86

Expected Adjusted EPS	$7.50	$7.80

Above is a reconciliation of our expected full year 2018 diluted EPS to our expected full year 2018 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance.  These amounts include, but are not limited to, acquisition and integration costs, impairment and restructuring costs, and certain other special items.  We generally exclude these items from our adjusted EPS guidance.

(a) For the reasons stated above, we are more confident in our ability to predict adjusted EPS than we are in our ability to predict GAAP EPS.

(b) Primarily reflects expected 2018 restructuring charges related to the Cost Smart program, including the restructuring charges related to Stockton, and the finance transformation initiative.

Non-GAAP Information (continued)

Ingredion Incorporated (“Ingredion”)

Reconciliation of GAAP Cash Provided by Operating Activities

to Expected Adjusted Cash Provided by Operating Activities

(Unaudited)

	Expected Cash Provided by Operating
	Activities for Full Year 2018 (in millions)
	Low End	High End
GAAP Cash Provided by Operating Activities	$910	$970

Less:
Tax Benefits (c)	110	120

Adjusted Cash Provided by Operating Activities	$800	$850

(c) As a result of the 2017 Tax Cuts and Jobs Act and the U.S. - Canada tax settlement announced in Q4 2016, the Company anticipates one-time tax benefits to be received during the year in the range of $110 million to $120 million.